Exhibit 10.8

FORM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of January 1, 2025 (the “Effective Date”), and is among OHI Asset Management LLC (the “Company”), Omega Healthcare Investors, Inc. (the “Parent”), and                  (the “Executive”).

INTRODUCTION

The Company, the Parent and the Executive are parties to an employment agreement effective January 1, 2020, as amended [Gourmand, Gupta - (the “Prior Employment Agreement”) / Makode, Pickett, Stephenson – (the “Employment Agreement”)]. The Executive [Gourmand, Gupta - was / Makode, Pickett, Stephenson - is] employed pursuant to the [Gourmand, Gupta - Prior Employment Agreement / Makode, Pickett, Stephenson – Employment Agreement] [Gourmand - as the Senior Vice President, Corporate Strategy and Investor Relations, of the Parent and the Company, and will be; Gupta - as the Senior Vice President, Acquisitions and Development, of the Parent and the Company, and will be / Makode, Pickett, Stephenson - , and continues to be,] employed as of the Effective Date pursuant to the Agreement as [Gourmand - President; Gupta – Chief Investment Officer; Makode – Chief Legal Officer and General Counsel; Pickett – Chief Executive Officer; Stephenson – Chief Financial Officer] of the Parent and the Company. [Gourmand, Gupta - The Company, the Parent and the Executive now desire to enter into this Agreement to replace and supersede the Prior Employment Agreement. / Makode, Pickett, Stephenson – The Company, the Parent and the Executive now desire to refer to this Agreement for ease of reference as it captures the terms of the Employment Agreement and each amendment made thereto.]

NOW, THEREFORE, the parties agree as follows:

1.Terms and Conditions of Employment.

(a)Employment. During the Term, the Company will employ the Executive, and the Executive (i) will serve on a full-time basis as the [Gourmand - President; Gupta – Chief Investment Officer; Makode - Chief Legal Officer and General Counsel; Pickett – Chief Executive Officer; Stephenson – Chief Financial Officer] of both the Parent and the Company, and (ii) will have such responsibilities and authority as may from time to time be assigned to the Executive by the [Gourmand, Makode – Chief Executive Officer; Gupta, Stephenson - President; Pickett – Board of Directors] of the Parent. In this capacity, Executive will provide unique services to the Parent and the Company. The Executive will report to the [Gourmand, Makode – Chief Executive Officer; Gupta, Stephenson - President; Pickett – Board of Directors] of the Parent. The Executive’s primary office will be at the Parent’s headquarters in such geographic location within the United States as may be determined by the Parent.

(b)Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Parent; provided, however, that this provision is not intended to prevent the Executive from managing [her/his] investments, so long as [she/he] gives [her/his] duties to the Parent and the Company first priority and such investment activities do not interfere with [her/his] performance of duties for the Parent and the Company. Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Parent and the Company, the Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any other for-profit business or any nonprofit business with annual revenue of greater than $5 million or that is engaged in the Business of the Company or provision of healthcare services, except with the prior written consent of the [Chief Executive Officer / Pickett only – Board of Directors] of the Parent and subject to compliance with this Subsection; provided that the Executive may serve on the board of directors or governing body of the charities disclosed on Exhibit A hereto, subject to compliance with this Subsection. Further, the Executive has disclosed on Exhibit A hereto, all of [her/his] nonpublic company healthcare related investments, and agrees not to make any investments during the Term hereof except as a passive investor. The Executive agrees during the Term not to own, directly or indirectly, equity securities of any public healthcare related company (excluding the Parent) that represent five percent (5%) or more of the value or voting power of the equity securities of such company. Executive agrees that, during the Term, [she/he] shall not own any investment or serve in any capacity with any organization that interferes with or conflicts with the Executive’s duties hereunder or creates a potential business or fiduciary conflict of interest that violates the Company’s code of conduct or other applicable Company policies.

2.Compensation.

(a)Base Salary. The Company shall pay the Executive base salary of $_______ per annum as of January 1, 2025, which base salary will be subject to review effective as of January 1, 2026, and at least annually thereafter by the Compensation Committee of the Board of Directors of the Parent (the “Compensation Committee”) for possible increases. The base salary shall be payable in equal installments, no less frequently than twice per month, in accordance with the Company’s regular payroll practices.

(b)Bonus.

(i)The Executive shall be eligible to earn from the Company an annual cash bonus with respect to performance for years in and after which the Effective Date falls of [125%, 75 and 50% / Pickett only - 200%, 125% and 100%], respectively, of the Executive’s annual base salary for high, target and threshold performance, respectively (the “Bonus”), which Bonus, if any, shall be payable (A) promptly following the availability to the Company of the required data to calculate the Bonus for the year for which the Bonus is earned (which data may in the Compensation Committee’s discretion include audited financial statements), and (B) by no later than March 15 of the year following the year for which the Bonus is earned.

(ii)The Bonus metrics, the relative weighting of the bonus metrics and the specific threshold, target and high levels of each metric for the 2024 Bonus program for the Company’s executive officers have been previously established by the Compensation Committee. The same performance metrics and the weighting, but not the specific required levels at threshold, target and high, will continue to apply for each subsequent year of the Term unless the Compensation Committee changes the metrics or the weighting by no later than the first ninety (90) days of the year in which such change is to occur. If the Compensation Committee changes the metrics or the weighting with respect to a year, it will communicate the new metrics and the weighting, and the required levels for threshold, target and high performance to the Executive promptly after it approves such changes (which approval must occur no later than the first ninety (90) days of the year in which the change is made or the same metrics, weightings and required levels for threshold, target and high performance utilized in the prior year will continue to be effective). After any such change is made, the changed metrics and the weighting, but not the required levels for threshold, target and high performance, will continue to apply to each subsequent year of the Term, unless the Compensation Committee takes further action to change the metrics or weighting in the same manner described above. Regardless of whether or not the Compensation Committee changes the metrics or the weighting for a year, it will establish the required levels for threshold, target and high performance for the year by no later than the first ninety (90) days of the year; provided, however that if the required levels for threshold, target and high performance for any year are based on objective criteria including, without limitation but by way of example, objective criteria contained in the Parent’s or the Company’s annual budget for the then current year, then such required levels for threshold, target and high performance will be established no later than the later of the first ninety (90) days of the year or the date the Board of Directors of the Parent approves the budget or such other objective criteria upon which such required levels are based. Promptly thereafter, the Compensation Committee will communicate the required levels for threshold, target and high performance for the year to the Executive. All required levels for threshold, target and high performance for any year that are based on objective criteria of the type contained in the Parent’s or the Company’s budget will be based on the Parent’s or the Company’s budget for the subject year that has been approved by the Board of Directors of the Parent.

(iii)If the Executive terminates employment during a calendar year due to death or Disability, the Executive will be eligible for (A) a Bonus for any completed calendar year of service if the Executive’s death or Disability occurs before such Bonus is paid, and (B) a Bonus for the year in which the Executive’s death or Disability occurs, prorated based on the number of days the Executive was employed by the Company during such year bears to 365, with each Bonus in Clause (A) or (B) to be payable at approximately the same date that the applicable bonuses for such year are paid to executive officers of the Company who remain employed. In addition, if the Term is not extended beyond the calendar expiration date provided in Section 3(a), the Executive will be eligible for a Bonus for the year in which such calendar expiration date falls if [she/he] remains employed through such calendar expiration date. Except as provided in this Paragraph (iii), the Executive will be eligible for a Bonus for any calendar year only if the Executive remains employed by the Company on the date the Bonus is paid, unless otherwise provided by (I) the terms of the applicable bonus plan, (II) the Parent’s and the Company’s Policy regarding Retirement Vesting for Omega’s Incentive Awards (the “Retirement Policy”) or (III) the Compensation Committee.

(c)Long-Term Incentive Compensation. The Executive shall be entitled to participate in any long-term incentive compensation program for executive officers generally that is approved by the Compensation Committee.

(d)Expenses. The Executive shall be entitled to be reimbursed in accordance with Company policy for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company. In the case of taxable reimbursements or in-kind benefits that are subject to Section 409A of the Internal Revenue Code, the policy must provide an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or in-kind benefits to be provided, the expense must be incurred or in-kind benefit must be provided during the period that the Executive is employed by or performing services for the Company, unless a different objectively and specifically prescribed period is specified under the applicable policy, the amount of expenses that are eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, the reimbursement must be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policy.

(f)Benefits. In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other executive officers of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

(g)Withholding. All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.

(h)Insurance and Indemnification. The Executive shall be entitled to indemnification, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Parent’s bylaws and articles of incorporation and the Company’s operating agreement, and any separate indemnification agreement, if any. In addition, the Executive shall be covered under the Company’s director and officer liability insurance policy.

3.Term, Termination and Termination Payments.

(a)Term. The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall continue through December 31, 2027, unless sooner terminated pursuant to Section 3(b) hereof.

(b)Termination. This Agreement and the employment of the Executive by the Company hereunder shall only be terminated:

(i)by expiration of the Term;

(ii)by the Company without Cause;

(iii)by the Executive for Good Reason;

(iv)by the Company or the Executive due to the Disability of the Executive;

(v)by the Company for Cause;

(vi)by the Executive for other than Good Reason or Disability, upon at least sixty (60) days prior written notice to the Company;

(vii)upon the death of the Executive; or

(viii)upon the retirement of Executive pursuant to the Retirement Policy, upon at least six (6) months prior written notice to the Company.

Any termination of employment from the Company shall also be deemed to constitute a cessation of services from the Parent and of any and all officer and director positions with all of the Company’s Affiliates. Notice of termination by any party shall be given in writing prior to termination and shall specify the basis for termination and the effective date of termination. Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable. Except as provided in Section 3(c), the Executive shall not be entitled to any rights, payments or benefits after the effective date of the termination of this Agreement, except for:

(A)base salary pursuant to Section 2(a) accrued up to the effective date of termination;

(B)any unpaid earned and accrued Bonus(es), if any, that are payable pursuant to Section 2(b)(iii);

(C)any rights to, amounts due under or vesting of any unvested and outstanding equity awards or grants made by the Parent or any of its Affiliates to Executive, as specified according to the terms and conditions of such awards or grants or pursuant to any plans or documents otherwise governing such awards or grants, including without limitation the Retirement Policy;

(D)pay for accrued but unused vacation that the Company is legally obligated to pay the Executive, if any, and only if the Company is so obligated;

(E)any rights as provided under the terms of any other employee benefit and compensation agreements or plans applicable to the Executive (including without limitation the Retirement Policy);

(F)expenses required to be reimbursed pursuant to Section 2(d);

(G) any rights Executive has under Section 2(h); and

(H)any rights the Executive may have (if any) to workers compensation benefits.

(c)Termination by the Company without Cause or by the Executive for Good Reason.

(i)If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive from the Company, in addition to the rights and amounts described in Section 3(b):

(A)payment of an amount equal to [Gourmand, Gupta, Stephenson – two; Makode – one and one-half; Pickett - three] times the sum of (i) [her/his] base salary pursuant to Section 2(a) hereof, plus (ii) an amount equal to the Executive’s “Average Annual Bonus”, which for purposes of this Agreement, shall equal the average annual Bonus (treating for all purposes of this definition any Bonus of $0 for a year as being a deemed payment) paid to the Executive by the Company or the Parent for the three most recently completed calendar years prior to termination of employment; provided, however, that if the Executive’s termination of employment occurs before the Bonus, if any, for the most recently completed calendar year is payable, then the averaging will be determined by reference to the three most recently completed calendar years before that calendar year; and

(B)payment of 100% of the applicable monthly COBRA premium under the Company’s (or its affiliate’s) group health plan for the coverage elected by the Executive, [her/his] spouse and [her/his] eligible dependents, continued for the lesser of (i) eighteen (18) months or (ii) until such COBRA coverage for the Executive (or [her/his] spouse or dependents) terminates, which the Company shall pay directly to its group health plan insurer on the Executive’s behalf; provided however if such payment would violate applicable law or result in liability or penalties under applicable law, the Company shall instead pay the Executive a taxable amount equal to the amount of each such monthly premium, with one-half of each monthly premium being added to each of the two installment payments in Section 3(c)(ii) for such month until all such required taxable amounts have been paid.

(ii)The cash amounts to be paid in Section 3(c)(i)(A) shall be paid in substantially equal installments not less frequently than twice per month over the [Gourmand, Gupta, Stephenson – twenty-four (24); Makode – eighteen (18); Pickett – thirty-six (36)] month period commencing as of the date of termination of employment, provided that, the first payment shall be made sixty (60) days following termination of employment and shall include all payments accrued from the date of termination of employment to the date of the first payment; provided, however, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), at the date of [her/his] termination of employment then, to the extent required to avoid a tax under Code Section 409A, payments which would otherwise have been made during the first six (6) months after termination of employment shall be withheld and paid to the Executive during the seventh month following the date of [her/his] termination of employment. For purposes of Code Section 409A, each installment payment described in the preceding sentence shall be treated as a separate payment, effective for any termination of employment occurring on or after January 1, 2022 to the extent such provision does not trigger a tax under Code Section 409A.

(iii)Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company after consultation with its advisors and in material compliance with applicable law. For this purpose, the parties agree that the payments provided for in Section 3(c)(i) are intended to be reasonable compensation for refraining from performing services after termination of employment (i.e., the Executive’s obligations pursuant to Sections 4, 5 and 6) to the maximum extent possible, and if necessary or desirable, the Company will retain a valuator or consultant to determine the amount constituting reasonable compensation. If payments are to be reduced, to the extent permissible under Code Section 4999, payments will be reduced in a manner that maximizes the after-tax economic benefit to the Executive and to the extent consistent with that objective, in the following order of precedence: (A) first, payments will be reduced in order of those with the highest ratio of value for purposes of the calculation of the parachute payment to projected actual taxable compensation to those with the lowest such ratio, (B) second, cash payments will be reduced before non-cash payments, and (C) third, payments to be made latest in time will be reduced first. Any reduction will be made in a manner that is intended to avoid a tax being incurred under Code Section 409A.

(iv)If (A) the Term is not extended beyond the calendar expiration date provided in Section 3(a), or (B) the Term is not extended beyond the calendar expiration date provided in Section 3(a) and the Company or the Executive terminates the Executive’s employment upon or following expiration of the Term, such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason.

(v)Notwithstanding any other provision hereof, as a condition to the payment of the amounts in this Section, the Executive shall be required to execute and not revoke within the revocation period provided therein, the Release. The Company shall provide the Release for the Executive’s execution in sufficient time so that if the Executive timely executes and returns the Release, the revocation period will expire before the date the Executive is required to begin to receive payment pursuant to Section 3(c)(ii).

(d)Survival. The covenants in Section 3 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.

4.Ownership and Protection of Proprietary Information.

The Executive acknowledges that he remains subject to the Intellectual Property Agreement which is attached to this Agreement as Exhibit D (the “Intellectual Property Agreement”) [Makode only – ; provided, however, the provisions of the Intellectual Property Agreement shall apply only to the extent not prohibited to apply to the Executive by the rules of professional conduct of any State Bar or other Bar association of which she is a member].

5.Cooperation.

Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information, as promptly as reasonably practicable, with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company or the Executive’s positions with the Parent, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will reasonably assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the ‘Claims’). Except as otherwise provided herein, the Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates. Except as otherwise provided herein, the Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not so assist or provide such information or documents unless legally required or requested by the Company to do so, provided, that in no event shall this requirement apply to the extent the Executive is filing a charge with, making truthful statements to, cooperating with investigations by, participating in, or assisting others in proceedings before any federal, state, or local governmental agencies (including, without limitation, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Securities and Exchange Commission, and the Department of Justice) regarding a possible violation of law or regulation. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder or communication with any federal, state, or local governmental agencies regarding an investigation by or proceeding before such agency or a possible violation of law or regulation) regarding a possible securities law violation) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or its Affiliates without giving prior written notice to the Company or the Company’s counsel (to the extent that the Executive is legally permitted to do so). Nothing in this Agreement is intended, or will be construed, to in any way impede the Executive from communicating directly with any federal, state, or local governmental agencies regarding an investigation by or proceeding before such agency or a possible violation of law or regulation, and in the event of such communication, the Executive is not required to notify or seek approval or authorization from the Company or the Company’s counsel of such communication. Notwithstanding any provision in this Agreement to the contrary, under 18 U.S.C. §1833(b), ‘An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.’ Nothing in this Agreement or any Company policy is intended to conflict with this statutory protection, and no director, officer, or member of management of the Company has the authority to impose any rule to the contrary.

6.Non-Competition and Non-Solicitation Provisions; Non-Disparagement.

(a)The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area, on [her/his] own behalf, or in the service of or on behalf of others, and whether as an employee, a consultant or otherwise, provide managerial services or management consulting services substantially similar to those Executive provides for the Company or an Affiliate to any Competing Business. As of the Effective Date, the Executive acknowledges and agrees that the Business of the Company is conducted in the Area and the Executive provides services to the Company throughout the Area.

(b)The Executive agrees that during the Applicable Period, [she/he] will not, on [her/his] own behalf or in the service of or on behalf of others, solicit any individual or entity which is an actual client of the Company or any of its Affiliates as of the Determination Date with whom [she/he] had direct material contact while [she/he] was an executive officer of the Parent or the Company, for the purpose of offering services substantially similar to those offered by the Company or an Affiliate.

(c)The Executive agrees that during the Applicable Period, [she/he] will not, on [her/his] own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom Executive had contact during the then most recent year of Executive’s employment with the Company or the Parent. The Executive shall not be deemed to be in breach of this covenant solely because an employer for whom [she/he] may perform services may solicit, divert, or hire a management level employee of the Company or an Affiliate provided that Executive does not engage in the activity proscribed by the preceding sentence.

(d)The Executive agrees that during the Applicable Period, except to the extent required by law, [she/he] will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that [she/he] reasonably should know is an Affiliate, or any of their officers, directors, employees, shareholders, agents or services, other than in the good faith performance of the Executive’s duties hereunder or in truthful testimony given in response to a lawful subpoena or similar court or governmental order or in any report protected under the whistleblower provisions of any applicable law or regulation.

(e)In the event that this Section 6 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike or sever any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to render the provision reasonable and then to enforce the provision to the maximum extent permitted by law.

(f)The provisions of this Section 6 shall survive termination of this Agreement, except that if the Executive remains employed by the Company through the calendar expiration date provided in Section 3(a) and the Term expires at such calendar expiration date, and as a result no severance is payable pursuant to Section 3, then the provisions of this Section 6 shall also expire at such calendar expiration date.

(g)[Makode only - Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall apply only to the extent not prohibited to apply to the Executive by the rules of professional conduct of any State Bar or other Bar association of which she is a member during the Applicable Period.]

7.Remedies and Enforceability.

The Executive agrees that the covenants, agreements, and representations contained in Sections 4 through 6 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and its Affiliates; that irreparable loss and damage will be suffered by the Company and its Affiliates should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for Cause, the Company and the Parent shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

8.Clawback.

The Executive acknowledges that any performance-based incentive compensation paid under this Agreement or otherwise is expressly subject to any applicable compensation, clawback, recoupment or similar policies as may be adopted by the Company or its Affiliates in effect from time to time, including, without limitation, the Omega Healthcare Investors, Inc. Incentive Compensation Recovery Policy appended hereto as Exhibit E, whether adopted before or after the date any agreement or award evidencing such incentive compensation was entered into or granted, or any other clawback rules as may be required by applicable law.

9.Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Omega Healthcare Investors, Inc. 303 International Circle

Suite 200

Hunt Valley MD 21030

Attn: Chair

If to the Executive:	to the last address the Company has on file for the Executive

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

10.Miscellaneous.

(a)Assignment. The rights and obligations of the Company and the Parent under this Agreement shall inure to the benefit of the Company’s and the Parent’s successors and assigns. This Agreement may be assigned by the Company or the Parent to any legal successor to the Company’s or the Parent’s business or to an entity that purchases all or substantially all of the assets of the Company or the Parent, but not otherwise without the prior written consent of the Executive. In the event the Company or the Parent assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated employment hereunder until the Executive terminates employment with the assignee. The Executive may not assign this Agreement.

(b)Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

(d)Entire Agreement. [Gourmand, Gupta - This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes the Prior Employment Agreement, all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements. / Makode, Pickett, Stephenson – This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements and to the extent inconsistent with the terms hereof, all written agreements other than the Employment Agreement.]

(e)Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f)Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g)Captions and Section Headings. Except as set forth in Section 11, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(h)No Guarantee of Employment. No provision of this Agreement constitutes a guarantee to employ the Executive for any period of time.

(i)Code Section 409A. All payments provided for in this Agreement are intended to be exempt from Code Section 409A to the maximum extent possible, and any payments that are subject to Code Section 409A are intended to be compliant therewith, and this Agreement shall be construed consistent with such intent. While the Company intends that no payment under this Agreement shall be subject to tax under Code Section 409A, the Company provides no guarantee of tax consequences to the Executive and the Executive shall be responsible for the Executive’s own taxes.

11.Definitions.

(a)“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b)“Applicable Period” means the period commencing as of the date of this Agreement and ending [Gourmand, Gupta, Stephenson – twenty-four (24); Makode - eighteen (18); Pickett – thirty-six (36)] months after the termination of the Executive’s employment with the Company or any of its Affiliates.

(c)“Area” means the states, areas and countries listed on Exhibit B hereto and all other states in which the Company or any of its Affiliates owns, acquires, develops, invests in, leases, finances the ownership of, or finances the operation of any skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

(d)“Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of or financing the operation of skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

(e)“Cause” the occurrence of any of the following events:

(i)willful refusal by the Executive to follow a lawful direction of the [person in the position to which the Executive reports / Pickett only – Board of Directors of the Parent], provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s position, which refusal continues after the [person in the position to which the Executive reports / Pickett only – Board of Directors of the Parent] has again given the direction in writing;

(ii)willful misconduct or reckless disregard by the Executive of [her/his] duties or with respect to the interest or material property of the Company or an Affiliate;

(iii)[any breach by the Executive of the Intellectual Property Agreement which causes material harm to the Company or an Affiliate / Makode only – any breach by the Executive of a provision of the Intellectual Property Agreement that is applicable to the Executive pursuant to Section 4 of this Agreement which causes material harm to the Company or an Affiliate];

(iv)any act by the Executive of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board of Directors of the Parent [Pickett only – (excluding the Executive)], such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates;

(v)commission by the Executive of a felony as reasonably determined by at least two-thirds of the members of the Board of Directors of the Parent [Pickett only – (excluding the Executive)]; or

(vi)a material breach of this Agreement by the Executive, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Parent, susceptible to a cure.

(f)“Competing Business” means the entities listed below and any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company:

(i) American Healthcare REIT,

(ii)CareTrust REIT, Inc.,

(iii)Communities Healthcare Trust Incorporated,

(iv)Diversified Healthcare Trust,

(v)Global Medical REIT, Inc.,

(vi)Healthpeak Properties, Inc.,

(vii)Healthcare Realty Trust Incorporated,

(viii)LTC Properties, Inc.,

(ix)Medical Properties Trust, Inc.,

(x)National Health Investors, Inc.,

(xi)Sabra Health Care REIT, Inc.,

(xii)Universal Health Realty Income Trust,

(xiii)Ventas, Inc., and

(xiv)Welltower Inc.

(g)“Determination Date” means with respect to determining compliance with a covenant of this Agreement (i) while the Executive remains employed pursuant to this Agreement, the date as of which compliance is being determined, and (ii) after the Executive’s termination of employment, the date of Executive’s termination of employment.

(h)“Disability” means the inability of the Executive to perform the material duties of [her/his] position hereunder due to a physical, mental, or emotional impairment, for a ninety (90) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

(i)“Good Reason” means the occurrence of all of the events listed in either (i) or (ii) below:

(i)(A)the Company or the Parent materially breaches this Agreement, including without limitation, (I) materially diminishing the Executive’s responsibilities as [Gourmand - President; Gupta – Chief Investment Officer; Makode - Chief Legal Officer and General Counsel; Pickett – Chief Executive Officer; Stephenson – Chief Financial Officer] of the Parent, as reasonably modified by the [Gourmand, Makode – Chief Executive Officer; Gupta, Stephenson – President; Pickett – Board of Directors] of the Parent from time to time hereafter, such that the Executive would no longer have responsibilities substantially equivalent to those of other chief           officers of companies with similar revenues and market capitalization, (II) reducing Executive’s annual base salary or (III) reducing Executive’s Bonus opportunity as a percentage of annual base salary below any of the percentage levels at high, threshold and target performance that are provided in Section 2(b)(i);

(B)the Executive gives written notice to the Company of the facts and circumstances constituting the breach of the Agreement within ten (10) days following the occurrence of the breach;

(C)the Company fails to remedy the breach within ten (10) days following the Executive’s written notice of the breach; and

(D)the Executive terminates [her/his] employment within thirty (30) days following the Company’s failure to remedy the breach; or

(ii)(A)the Company requires the Executive to relocate the Executive’s primary place of employment to a new location that is more than fifty (50) miles (calculated using the most direct driving route) from its current location, without the Executive’s consent;

(B)the Executive gives written notice to the Company within ten (10) days following receipt of notice of relocation of [her/his] objection to the relocation;

(C)the Company fails to rescind the notice of relocation within ten (10) days following the Executive’s written notice; and

(D)the Executive terminates [her/his] employment within thirty (30) days following the Company’s failure to rescind the notice.

(j)“Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form attached hereto as Exhibit C; provided, however, the Company may make any changes to the Release as it determines to be necessary only to ensure that the Release is enforceable under applicable law.

(k)“Term” has the meaning as set forth in Section 3(a) hereof.

(l)“Termination of employment” and similar terms shall refer solely to a “separation from service” within the meaning of Code Section 409A.

[Remainder of this page left blank intentionally. Signatures appear on the next page.]

IN WITNESS WHEREOF, the Company, the Parent and the Executive have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

OHI ASSET MANAGEMENT LLC

By:

THE PARENT

OMEGA HEALTHCARE INVESTORS, INC.

By:

THE EXECUTIVE:

[Type name here]

EXHIBIT A

Investment	Ownership
[None / Pickett only – U.S. Wound Care and all related affiliates]	[None / Pickett only – Less than 50%]

Charities

[None / Gupta only - Alzheimer’s Association Greater Maryland Chapter; Foundation for International Medical Relief of Children]

EXHIBIT B

STATES, AREAS AND COUNTRIES

Alabama
Arkansas
Arizona
California
Connecticut
District of Columbia
Florida
Georgia
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico
New York
North Carolina
Ohio
Oklahoma
Oregon
Pennsylvania
Rhode Island
South Carolina
Tennessee
Texas
Vermont
Virginia
Washington
West Virginia
Wisconsin
United Kingdom

EXHIBIT C

RELEASE AGREEMENT PURSUANT TO

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made this          day of         , 20   , among OHI ASSET MANAGEMENT LLC (“Employer”), OMEGA HEALTHCARE INVESTORS, INC. (“Parent”) and                             (“Employee”).

Introduction

Employer, Parent and Employee entered into an Employment Agreement dated              , 202   (the “Employment Agreement”).

The Employment Agreement requires that as a condition to Employer’s obligation to pay payments and benefits under Section 3(c) of the Employment Agreement (the “Severance Benefits”), Employee must provide a release and agree to certain other conditions as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.

[For Employee under age 40: The effective date of this Agreement shall be the date on which Employee signs this Agreement (“the Effective Date”), at which time this Agreement shall be fully effective and enforceable.]

[For Employee age 40 and over or group termination of Employees age 40 and over: Employee has been offered [twenty-one (21) days] [forty-five (45) days if group termination] from receipt of this Agreement within which to consider this Agreement. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (“the Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate the desire to revoke this Agreement in writing. Employee understands that [she/he] may sign the Agreement at any time before the expiration of the [twenty-one (21) day] [forty-five (45) day] review period. To the degree Employee chooses not to wait [twenty-one (21) days] [forty-five (45) days] to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time. Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.]

2.

In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Severance Benefits.

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3.

[For Employee age 40 or over or group termination of Employees age 40 and over: Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.]

The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 2 of this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement [For Employee age 40 or over or group termination of Employees age 40 and over: and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing].

[For under age 40: Employee has been offered an ample opportunity from receipt of this Agreement within which to consider this Agreement.]

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

4.

[For group termination of Employees age 40 and over: Employer has                                                                              [Employer to describe class, unit, or group of individuals covered by termination program, any eligibility factors, and time limits applicable] and such employees comprise the “Decisional Unit.” Attached as “Attachment 1” to this Agreement is a list of ages and job titles of persons in the Decisional Unit who were and who were not selected for termination and the offer of consideration for signing the Agreement.]

5.

This Agreement shall in no way be construed as an admission by Employer or Parent that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against Employer or Parent. Employer and Parent specifically disclaim any liability to or wrongful acts against Employee or any other person on the part of themselves, their employees or their agents.

6.

As a material inducement to Employer and Parent to enter into this Agreement, Employee hereby irrevocably releases Employer and Parent and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of Employer and Parent and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any

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tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; [For Employee age 40 or over or group termination of Employees age 40 and over: (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act;] (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) negligence; (10) negligent hiring and/or negligent retention; (11) intentional or negligent infliction of emotional distress or outrage; (12) defamation; (13) interference with employment; (14) wrongful discharge; (15) invasion of privacy; or (16) violation of any other legal or contractual duty arising under the laws of the State of Maryland or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees up to the time Employee signs this Agreement.

7.

The release in the preceding paragraph of this Agreement does not apply to any rights, payments or benefits after the effective date of the termination of this Agreement, except for (a) base salary pursuant to Section 2(a) of the Employment Agreement accrued up to the effective date of termination, (b) any unpaid earned and accrued bonus(es), if any, that are payable pursuant to Section 2(b)(iii) of the Employment Agreement, (c) any rights to, amounts due under or vesting of any unvested and outstanding equity awards or grants made by Parent or any of its “Affiliates” (as defined in the Employment Agreement) to Employee, as specified according to the terms and conditions of such awards or grants or pursuant to any plans or documents otherwise governing such awards or grants, including without limitation Parent’s and Employer’s Policy regarding Retirement Vesting for Omega’s Incentive Awards (the “Retirement Policy”), (d) pay for accrued but unused vacation that Employer is legally obligated to pay Employee, if any, and only if Employer is so obligated, (e) any rights as provided under the terms of any other employee benefit and compensation agreements or plans applicable to Employee (including without limitation the Retirement Policy), (f) expenses required to be reimbursed pursuant to Section 2(d) of the Employment Agreement, (g) any rights Employee has under Section 2(h) of the Employment Agreement, and (h) any rights the Employee may have (if any) to workers compensation benefits.

8.

Employee promises that [she/he] will not make statements disparaging to any of the Releasees other than truthful statements to any federal, state, or local governmental agencies regarding an investigation by or proceeding before such agency or a possible violation of law or regulation. The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date. Employee will also cooperate with Employer and its affiliates if Employer requests Employee’s testimony. To the extent practicable and within the control of Employer, Employer will use reasonable efforts to

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schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that Employer pre-approves and that Employee incurs for travel required by Employer with respect to those activities.

9.

Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone. However, Employee may disclose it to a member of [her/his] immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that [she/he] will be responsible for any disclosure by a family member or advisor as if [she/he] had disclosed it [herself/himself]. This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity. Notwithstanding any other provision hereof, Employee may disclose the existence and terms of this Agreement directly to any federal, state, or local governmental agencies to the extent Employee is communicating with such agency regarding an investigation by or proceeding before such agency or a possible violation of law or regulation, and in the event of such communication, Employee is not required to notify or seek approval or authorization from Employer of such communication.

10.

Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim [she/he] releases in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Notwithstanding the foregoing, Employee is not prohibited from filing a charge with the Equal Employment Opportunity Commission but expressly waives [her/his] right to personal recovery as a result of such charge. Employee also has not assigned or transferred any claim [she/he] is releasing, nor has [she/he] purported to do so. [For group termination of Employees age 40 and over: Employee covenants and agrees not to institute, or participate in any way in anyone else’s actions involved in instituting, any action against any of the members of the Decisional Unit with respect to any Claim released herein.] Notwithstanding any other provision hereof, Employee is not prohibited from initiating or participating in an investigation or proceeding conducted by any federal, state, or local governmental agencies regarding a possible violation of law or regulation or, other than in connection with a charge filed with the Equal Employment Opportunity Commission, recovering a monetary award for initiating or participating in any such investigation or proceeding.

11.

Employer, Parent and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Maryland. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

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12.

This Agreement sets forth the entire agreement among Employer, Parent and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between Employer and Employee pertaining to the subject matter of this Agreement.

13.

Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee. In any litigation concerning the validity or enforceability of this contract or in any litigation to enforce the provisions of this contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including court costs and expert witness fees and costs.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. [For Employee age 40 or over or group termination of Employees age 40 and over: Employee may take up to [twenty-one (21) days] [forty-five (45) days if group termination] to decide whether Employee wants to accept and sign this Agreement. Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired.] Again, Employee is free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

Employee should read carefully. This agreement includes a release of all known and unknown claims through the effective date. Employee is strongly advised to consult with an attorney before executing this document.

[Remainder of this page left blank intentionally. Signatures appear on the next page.]

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IN WITNESS WHEREOF, Employee, Employer and Parent have executed this Agreement effective as of the date first written above.

EMPLOYEE

[Type name here]

Signature

Date Signed

OHI ASSET MANAGEMENT LLC

By:

Title:

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

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ATTACHMENT I

[Insert descriptive name of decisional unit from the Agreement]

Employees Comprising the “Decisional Unit”

Job Title:	Age:	Participating:	Not Participating:

EXHIBIT D

INTELLECTUAL PROPERTY AGREEMENT

EXHIBIT E

INCENTIVE COMPENSATION RECOVERY POLICY